Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated August 12, 2013, except for the effects of the reverse stock split described in Note 1 to the financial statements, as to which the date is October 9, 2013, relating to the financial statements of Veracyte, Inc., which appears in Amendment No. 4 to Registration Statement on Form S-1 (No. 333-191282). We also consent to the reference to us under the heading “Experts” in Amendment No. 4 to the Registration Statement on Form S-1 (No. 333-191282) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Jose, California
October 30, 2013